Exhibit 99.1

ECC CAPITAL CORPORATION ANNOUNCES
REDUCTION TO PREVIOUSLY REPORTED SIX MONTH 2005 NET LOSS

IRVINE, CA, October 28, 2005 — ECC Capital Corporation (NYSE: ECR), ECC Capital Corporation (NYSE: ECR), a mortgage finance real estate investment trust that originates and invests in residential mortgage loans, today announced that it would revise and reduce the previously reported loss for the six months ended June 30, 2005.

The Company previously reported a net loss for the six months ended June 30, 2005 of $41,378,000 or $0.52 per diluted share. Due primarily to revisions in the value of derivatives used to hedge its LIBOR-based funding costs, the Company will be restating earnings for the six months ended June 30, 2005 to reduce the previously reported net loss by between $6 million and $8 million ($0.08 and $0.10 per diluted share). The adjustment in derivative value has no impact on the Company’s cash position. The Company is still in the process of closing its third quarter ended September 30, 2005 and will release earnings for the three and nine months then ended following market close on November 10, 2005.

About ECC Capital Corporation

ECC Capital Corporation, headquartered in Irvine, Calif., is a mortgage real estate investment trust (REIT) that originates and invests in residential mortgage loans. Through its wholesale and retail subsidiaries, ECC Capital offers a series of mortgage products to borrowers, with a particular emphasis on “nonconforming” borrowers who generally do not satisfy the credit, collateral, documentation or other standards required by conventional mortgage lenders and loan buyers. ECC Capital is structured to qualify as a REIT by managing a portfolio of nonconforming loans it originates or acquires. As a REIT, ECC Capital’s principal business objective is to generate net income for distribution to its stockholders from the spread between the interest income on its assets in its portfolio and the costs of capital to finance its acquisition of these assets.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws and ECC Capital intends that those forward-looking statements be subject to the safe-harbor created thereby. These forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties, which could affect ECC Capital’s future plans. ECC Capital cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. You should review the other factors and risks discussed in ECC Capital’s Form 10-K for the year ended December 31, 2004, which was filed with the Securities and Exchange Commission on April 8, 2005. You should also be aware that, except as otherwise specified, all information in this news release is as of October 28, 2005. ECC Capital undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in ECC Capital’s expectations.